EXHIBIT 10.16

Form of Agreement

Participation Agreement Addendum

as of [            ], 200

by and among

Franklin Templeton Variable Insurance Products Trust

Franklin Templeton Underwriters, Inc.

[name of insurance company]

[name of insurance company distributor]

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin Templeton Distributors, Inc. (together with the Trust, “we” or “us”) and [name of insurance company] and [name of insurance company distributor] (altogether, “you”), on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated [date] (the “Agreement”). The parties now desire to supplement the Agreement in this Addendum (the “Addendum”). Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning as in this Addendum. Schedules to this Addendum supplement the Schedules in the Agreement that share the same identifying letter.

WHEREAS, certain short-term trading practices may have a harmful or deleterious effect on the series of the Trust listed on Schedule C of this Addendum (the “Funds”), which serve as investment options through certain Accounts under the Contracts; and

WHEREAS, you acknowledge that such short-term trading practices may have a harmful or deleterious impact on the Funds; and

WHEREAS, the Trust has introduced a share class of the Funds with short-term redemption fees (“Class 3 shares”); and

WHEREAS, you have implemented administrative systems that will permit you to, on behalf of the Funds, assess and collect short-term redemption fees against owners of variable insurance contracts that offer Class 3 shares of the Funds as investment options of certain Accounts (“Class 3 Contracts”); and

WHEREAS, you and we agree that the imposition of short-term redemption fees on certain redemptions of Class 3 shares of the Funds may help offset costs of the Funds associated with short-term trading redemptions.

NOW, THEREFORE, in consideration of our mutual promises, you and we agree as follows:

1. Acceptance of Orders and Trust Policies. All orders submitted by you with respect to each Fund shall be subject to the terms of the then current prospectus of each Fund. You represent that Contracts are intended for long-term investors. You have adopted policies and procedures designed to detect and deter short-term trading and/or disruptive trading practices, including, but not limited to, monitoring of contract owner trading activity and imposing trading restrictions. These policies are disclosed in the Contract prospectuses.

Form of Agreement

2. Your Systems and Records. You represent and warrant that you have, maintain and periodically test, systems, processes and procedures to modify and track the holding period of interests of Class 3 Contract owners in Accounts corresponding to Class 3 shares of the Funds for sixty (60) days, and fulfill relevant regulatory obligations. You shall be responsible for monitoring the holding period of interests of Class 3 Contract owners and for tracking such holding periods for purposes of assessing redemption fees in conjunction with those transactions subject to such fees, subject to any reasonable exceptions as set forth in prospectuses for the Class 3 Contracts. You shall maintain records supporting your calculation of redemption fees payable to each Fund and shall provide the Trust and/or its designated agents with access to, or copies of, such records upon their reasonable request. You shall calculate the amount of redemption fees payable to each Fund on a daily basis and such amount shall be netted against the redemption proceeds payable by the Trust on behalf of the Funds for Class 3 shares of the Funds.

3. Actions by You. Nothing in this Agreement shall be construed to require actions on your part that would, in your best judgment, constitute the violation or breach of any duty you owe to purchasers of variable insurance contracts established prior to the creation of the Class 3 shares.

4. Acknowledgement by the Trust. The Trust acknowledges that, with the addition of Class 3 shares to the Funds and your offering of Class 3 shares of the Funds as investment options under Class 3 Contracts, you may be subjected to unfavorable comparisons with other insurance carriers that offer the Funds, but not Class 3 shares of the Funds, as investment options under their variable insurance products. Moreover, the Trust acknowledges that the ameliorative benefits that may be realized by the Funds in connection with your offering Class 3 shares of the Funds as investment options under the Class 3 Contracts may benefit other Fund investors and other insurance company contract and policy owners. Notwithstanding the foregoing sentences of this paragraph 4, you acknowledge that the Trust cannot and will not compel insurance carriers offering the Funds as investment options to offer Class 3 shares of the Funds as investment options under their variable insurance contracts.

5. Termination. In addition to the provisions of Section 9 of the Agreement, which shall remain in full force and effect, if the Trust’s Board of Trustees, in the exercise of its fiduciary duties, determines to terminate this Addendum with respect to any Fund or to eliminate the Class 3 shares of any or all of the Funds, then the Trust may redeem, in accordance with its prospectus, the Class 3 shares of the affected Fund(s) held by the Accounts on the effective date of such termination or such elimination, which shall be done in consultation with you to provide an orderly transfer; provided further that any such liquidation of a Fund will not occur prior to up to six (6) months following written notice to you, and during this time, the Trust will cooperate reasonably in effecting a transfer of assets to another investment vehicle pursuant to an exchange offer, SEC substitution order, SEC no-action letter, or other legal and appropriate means.

Form of Agreement

IN WITNESS WHEREOF, you and we have caused our duly authorized officers to execute this Addendum.

The Company:	[NAME OF INSURANCE COMPANY]

By:
Name:
Title:
Distributor for the Company

[NAME OF INSURANCE COMPANY DISTRIBUTOR]

By:
Name:
Title:

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
Only on behalf of each Fund.
By:
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN TEMPLETON UNDERWRITERS, INC.

By:
Name:
Title:

Form of Agreement

Schedule B

Separate Accounts of the Company

Form of Agreement

Schedule C

Available Portfolios and Classes of Shares of the Trust; Investment Advisers

Franklin Templeton Variable Insurance Products Trust	Investment Adviser

Form of Agreement

Schedule D

Contracts of the Company

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